Master Government Securities Trust
File Number: 811-21300
CIK Number: 1186241
For the Period Ending: 03/31/2004

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ended March 31, 2004.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/04/2003	$16,000	U.S. Treasury Bills	1.18%	04/15/2003
04/25/2003	5,000	U.S. Treasury Bills	1.095	07/03/2003
05/14/2003	20,500	U.S. Treasury Bills	1.09	08/07/2003
11/25/2003	7,000	U.S. Treasury Note	2.125	08/31/2004